Exhibit 99.1

FOR IMMEDIATE RELEASE                                                            Contacts:
Mike Van Handel
Chief Financial Officer
+1.414.906.6305

Kenneth Hunt
Chief Legal Officer
+1.414.906.7150

Manpower Inc. to Appeal French Competition Council Decision

MILWAUKEE, WI, USA, (February 2, 2009) – Manpower Inc. announced today that the Competition Council in France has issued a decision holding that the Company’s French operating unit, along with competitors Adecco and Vediorbis, had engaged in anti-competitive conduct in violation of French law during the period from March 2003 to November 2004 and has consequently fined the three employment services providers. According to a calculation that is based on gross profit from operations in France, Manpower’s French unit will be fined € 42,000,000. This decision represents the outcome of the previously reported proceedings before the Council that began with an investigation at the French unit’s headquarters in November 2004.

Kenneth Hunt, Manpower Inc. Senior Vice President – Chief Legal Officer, said the Council’s decision and imposition of the fine was unwarranted and that Manpower plans to appeal the case.

“We are very concerned by the decision of the Competition Council, as we take seriously our commitment to the highest standards of ethical business practice as well as ensuring that we are in full compliance with the laws of the communities we serve. The Council’s holding that our French operation was broadly engaged in a concerted practice to avoid competition on price is not supported by the facts of the case and the fine imposed by the Council is excessive as a measure of the damage to the economy that the fine is supposed to reflect. Regardless, since 2004 we have taken further steps to improve our compliance and training programs in an effort to prevent any future issues of this nature,” Hunt said.

Manpower requires that each of its 33,000 employees worldwide complete an annual ethics training course and certify that the employee has read and understands the Manpower Code of Business Conduct and Ethics, which requires compliance with both the spirit and the letter of the law in each of the 80 countries and territories where Manpower operates.  The Manpower Inc. Code of Business Conduct and Ethics can be found on the company Web site at: http://www.manpower.com/investors/documentdisplay.cfm?DocumentID=1483.

In addition, Manpower requires all employees whose job responsibilities may result in contact with competitors to complete an annual competition law training course. Manpower has been globally recognized by world-renowned ethics and corporate social responsibility organizations for its standards, efforts and contributions in these areas.

Payment of the fine is expected shortly.  The Company has previously recorded a reserve for the case sufficient to cover the fine.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary, the $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of 4,500 offices in 80 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at http://www.manpower.com.

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